                                                                    EXHIBIT 99.3

                                    FORM OF
                                   ISSUANCE
                                 ADVICE LETTER

                                    [date]

ADVICE______-E
(U39E)

PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA ENERGY DIVISION

SUBJECT:     Issuance Advice Filing for Rate Reduction Bonds

Pursuant to California Public Utilities Commission (CPUC) Decision No. 97-09-056 (Decision), Ordering Paragraph No. 4, Southern California Edison Company (Edison) hereby transmits for filing, on the pricing date of this series of Rate Reduction Bonds, the initial FTA charges for the series. This Issuance Advice Filing is for the Rate Reduction Bonds series ________ class(es)_________.

PURPOSE
-------

This filing establishes initial FTA charges for rate schedules for residential and eligible small commercial customers. This filing also establishes the Transition Property to be sold to the Transition Property Owner (SPE).

BACKGROUND
----------

In Decision No. 97-09-056, the Commission authorized Edison to file Issuance Advice Letters when pricing terms for Rate Reduction Bonds have been established. Issuance Advice Letter filings are those in which Edison uses the bond sizing methodology and FTA charge formulas found reasonable by the Commission in Decision No. 97-09-056 to establish initial FTA charges for a series of Rate Reduction Bonds. Using the methodology approved by the Commission in Decision No. 97-09-056, this filing establishes FTA charges.

Because this series of Rate Reduction Bonds is being issued prior to January 1, 1998, to preserve the rate freeze mandated by AB 1890, concurrent with the implementation of the FTA charges, the Energy Cost Adjustment Clause rate component will be reduced by an amount equal to the FTA charges so that total rates remain frozen.

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


ISSUANCE INFORMATION
--------------------

     Rate Reduction Bond Name:_________
     Rate Reduction Bond Issuer:_________
     Transition Property Owner (SPE):_________
     Trustee(s):_________
     Closing Date:_________
     Bond Rating:________
     Amount Issued:_________
     Issuance Costs:_________
     Issuance Costs Approved by Infrastructure Bank or STO:_________
     Issuance Costs as a Percent of Amount Issued:_________
     Cumulative Aggregate Cumulative Issuance Costs for all Series:_________ Transition Costs Financed:_________
     Coupon Rate(s):_________
     Call Features:_________
     California Tax Exempt (yes/no):_________
     Expected Principal Amortization Schedule: See Attachment 1
     Expected Final Maturity:_________
     Legal Final Maturity:_________
     Distributions to Investors (monthly or quarterly):_________
     Annual Servicing Fee as a percent of the issuance amount:_________ Overcollateralization amount for the series:_________
     Pledges by Issuer of SPE Debt Securities and all security therefor:______

Quarterly Variance Trigger Mechanism
------------------------------------

Each quarter the servicer will compare the actual FTA outstanding balance with the expected FTA outstanding balance as set forth in Attachment 2. If the variance is greater than_______%, a change to the FTA charges will be requested via a True-Up Mechanism Advice Letter in accordance with Decision No. 97-09-056.

Confirmation of Ratepayer Benefits
----------------------------------

Decision No. 97-09-056 requires Edison to demonstrate, using the bond sizing model found reasonable in that Decision, that the actual pricing terms of the Rate Reduction Bonds result in net present value benefits. Attached to this Advice Filing is a spreadsheet calculation which shows expected net present value benefits of $___million for this series of Rate Reduction Bonds.

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FTA Charges
___________

Table I below shows the current assumptions for each of the variables used in the FTA charges calculation.


                                    TABLE I

                         INPUT VALUES FOR FTA CHARGES

Monthly residential kWh sales
Monthly eligible small commercial kWh sales
Percent of revenue requirement allocated to residential customers
Percent of revenue requirement allocated to eligible small commercial customers
Percent of residential customers' revenue written off
Percent of eligible small commercial customers' revenue written off
Percent of residential customers' billed amounts expected to be uncollected Percent of small commercial customers' billed amounts expected to be uncollected Percent of billed amounts collected in current month
Percent of billed amounts collected in second month after billing
Percent of billed amounts collected in third month after billing
Percent of billed amounts collected in fourth month after billing
Percent of billed amounts collected in fifth month after billing
Percent of billed amounts collected in sixth month after billing
Monthly ongoing transaction expenses
Expected FTA outstanding balance as of ___/___/___

Table II shows the initial FTA charges calculated for residential and eligible small commercial customers. The FTA calculations are shown in Attachment 3.



                                   TABLE II
                Residential Customer FTA Charge         c/kWh
                Eligible Small Commercial Customer
                FTA Charge                              c/kWh


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

Attached are proposed changes to Part I of Edison Preliminary Statement to show FTA charges to be effective__________ [year].

Transition Property
-------------------

Transition property is the property described in Public Utilities Code (S)840(g) relating to the FTA charges set forth herein, including, without limitation, all of the following:

(1) The right, title and interest in and to the FTA charges set forth herein, as adjusted from time to time.


(2)   The right to be paid the total amounts shown on Attachment 2.

(3) The right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the FTA charges, set forth herein.

(4) All rights to obtain adjustments to the FTA charges under the True-Up Mechanism.

These FTA charges, as adjusted from time to time, shall remain in place until the total amounts in Attachment 2 are paid in full to the owner of the transition property, or its assignee(s).

EFFECTIVE DATE
--------------

In accordance with Decision No. 97-09-056, these FTA charges shall be effective five business days after filed and will continue to be effective, unless they are changed by subsequent FTA Charge Issuance Advice Letter, or an FTA Charge True-Up Mechanism Advice Letter.

NOTICE
------

Copies of this filing are being furnished to the parties on the attached service list and to parties to A. 97-05-018. In accordance with Public Utilities Code
(S)491, notice to the public is hereby given by filing and keeping this filing open for public inspection at the Company's corporate headquarters.

Enclosures

cc:  CPUC, SF-Attn: Paul Clanon, Energy Division
     CPUC, SF-Attn: Elena Schmid, ORA
     CPUC, SF-Attn: Juanita Porter, Energy Division

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                                 ATTACHMENT I
                    EXPECTED PRINCIPAL AMOUNT AMORTIZATION
                          SERIES_______, CLASS_______






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                                 ATTACHMENT 2
         AMOUNTS RECEIVABLE AND EXPECTED PRINCIPAL AMOUNT AMORTIZATION

     The total amount payable to the owner of the transition property, or its assignee(s), pursuant to this advice letter is a $_____principal amount, plus interest on such the principal amount, plus a $___ overcollateralization amount, plus other ongoing costs, to be obtained from FTA charges calculated in accordance with D. 97-09-056.

     The FTA charges shall be adjusted from time to time, at least annually, via the FTA Charge True-Up Mechanism in accordance with D. 97-09-056.

     The following amounts are scheduled to be paid by the Bond Trustee from FTA charges it has received. These payment amounts include principal plus interest, overcollateralization, and other ongoing costs.


Payment Date        Receipt Amount          Payment Amount        Outstanding Principal
------------        --------------          --------------        ---------------------

[date 1]            [$receipt 1]            [$payment 1]          [$outstanding principal 1]
        .                     .                       .                       .
        .                     .                       .                       .
        .                     .                       .                       .
[date n]            [$receipt n]            [$payment n]          [$outstanding principal n]
                                                                  [$0]

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